Exhibit 3.1

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

DANAOS CORPORATION

Under Section 90 of the

Marshall Islands Business Corporations Act (the “BCA”)

DANAOS CORPORATION, a corporation domesticated in and existing under the law of the Republic of The Marshall Islands (the “Corporation”), hereby certifies as follows:

(a)                                 The name of the Corporation is “DANAOS CORPORATION”.

(b)                                 The Corporation was originally incorporated in the Republic of Liberia on December 7, 1998.  Articles of Domestication and Articles of Incorporation of the Corporation were filed with the Office of the Registrar of Corporations of the Republic of The Marshall Islands on October 7, 2005.  The Articles of Incorporation were amended and restated on October 14, 2005 and Articles of Amendment to such Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations of the Republic of The Marshall Islands on September 14, 2006.  The Amended and Restated Articles of Incorporation were further amended and restated on September 18, 2006.  A Statement of Designations was filed pursuant to Section 35(5) of the BCA on October 5, 2006 in respect of the right, preferences and privileges of series A participating preferred stock of the Corporation.  Articles of Amendment to such Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations of the Republic of The Marshall Islands on September 18, 2009.  Restated Articles of Incorporation were filed with the Registrar of Corporations of the Republic of The Marshall Islands on July 8, 2010.

(c)                                  The Restated Articles of Incorporation are hereby further amended to add new Section ELEVENTH to the Restated Articles of Incorporation to read in its entirety as follows:

“Prior to the earlier to occur of (1) the fifth (5th) anniversary of the effective date of this amendment to the Corporation’s Restated Articles of Incorporation and (2) (x) the lenders of the Corporation’s financial indebtedness (the “Lenders”) having the opportunity to register the Common Stock received by such Lenders in the transactions contemplated by the Amended and Restated Restructuring Support Agreement dated June 19, 2018 pursuant to a shelf registration statement that has been declared effective by the U.S. Securities and Exchange Commission and (y) a registered offering of Common Stock with aggregate net proceeds to the Corporation of at least $50.0 million, the Corporation shall not take any of the following actions without an affirmative vote by the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding stock of the Corporation entitled to vote generally for the election of directors, at any annual meeting or at any special meeting:

(i)                                     amending these Restated Articles of Incorporation or the bylaws of the Corporation in a manner that adversely affects the rights of the holders of the Common Stock;

(ii)                                  consummating any merger, consolidation, spin-off or sale of all or substantially all of the assets of the Corporation or the Corporation and its subsidiaries, taken as a whole;

(iii)                               delisting the Common Stock such that the Common Stock is not listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors);

(iv)                              deregistering the Common Stock under Section 12 of the U.S. Securities Exchange Act of 1934, as amended; or

(v)                                 substantially changing the nature of the business of the Corporation from the ownership, operation and management of maritime shipping assets.”

(d)                                 The Restated Articles of Incorporation are hereby further amended by adding “but subject to Section ELEVENTH of these Restated Articles of Incorporation” to Section TENTH of the Restated Articles of Incorporation, such that it reads in its entirety as follows:

“TENTH: The Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal bylaws of the Corporation, notwithstanding any other provisions of these Restated Articles of Incorporation, but subject to Section ELEVENTH of these Restated Articles of Incorporation, or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the directors then in office.”

(e)                                  These amendments to the Restated Articles of Incorporation were duly adopted in accordance with Section 88(1) of the BCA.  On June 25, 2018, the Board of Directors of the Corporation adopted resolutions by the unanimous written consent in accordance with Section 55(4) of the BCA setting forth and declaring advisable that these amendments to the Restated Articles of Incorporation be adopted by the stockholders of the Corporation.  On July 20, 2018, the holders of a majority of all of the outstanding shares of the Corporation entitled to vote thereon authorized the adoption of these amendments to the Restated Articles of Incorporation at a duly convened meeting of the stockholders of the Corporation in accordance with the Restated Articles of Incorporation and Section 88(1) of the BCA, and such authorization has been filed with the minutes of the proceedings of stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Restated Articles of Incorporation to be signed as of the 10th day of August 2018, by its President and Chief Executive Officer, who hereby affirms and acknowledges, under penalty of perjury, that these Articles of Amendment are the act and deed of the Corporation and that the facts stated herein are true.

DANAOS CORPORATION

By:	/s/ John Coustas
	Name:	John Coustas
	Title:	President and Chief Executive Officer